EXHIBIT 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Kelly	Michelle Layne
	443-285-5453	443-285-5452
	stephanie.kelly@copt.com	michelle.layne@copt.com

COPT ELECTS LISA G. TRIMBERGER TO BOARD OF TRUSTEES

COLUMBIA, MD August 29, 2017-Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE: OFC) announced that its Board of Trustees has elected Lisa G. Trimberger to serve on the Company’s Board, effective October 1, 2017.

“We are pleased to welcome such an experienced and highly-regarded professional to COPT’s Board of Trustees,” stated Thomas F. Brady, Chairman of the Board of Trustees for COPT. “Ms. Trimberger will be a valuable addition to the Board. We believe her financial knowledge and experience in real estate will help the Company grow and we look forward to her contributions,” he stated.

Since 2014, Ms. Trimberger has been a Managing Member of Mack Capital Investments LLC, a private investment business identifying, evaluating, negotiating and managing investments in businesses involved in a variety of industries, including real estate. Ms. Trimberger retired from Deloitte & Touche LLP in 2014 after a 31-year tenure. From 1996 to 2014, Ms. Trimberger was Partner at Deloitte & Touche LLP where she also held a series of leadership positions. She received her bachelor’s degree in accounting from St. Cloud State University in Minnesota. Ms. Trimberger is a Certified Public Accountant, a member of the National Association of Corporate Directors and National Association of Real Estate Investment Trusts and completed the Women’s Director Development Executive Program at J.L. Kellogg School of Management, Northwestern University.

Company Information
COPT is an office REIT that owns, manages, develops and selectively acquires office and data center properties in locations that support the United States Government and its contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing priority missions (“Defense/IT Locations”). The Company also owns a portfolio of office properties located in select urban/urban-like submarkets within its regional footprint with durable Class-A office fundamentals and characteristics (“Regional Office Properties”). As of June 30, 2017, the Company derived 87% of core portfolio annualized revenue from Defense/IT Locations and 13% from its Regional Office Properties. As of June 30, 2017, and including six buildings that are owned through an unconsolidated joint venture, its core portfolio of 153 office properties, encompassed 16.6 million square feet and was 94.8% leased. As of the same date, it also owned one wholesale data center with a critical load of 19.25 megawatts.

Forward-Looking Information
This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

*
general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

*	adverse changes in the real estate markets including, among other things, increased competition with other companies;

*
governmental actions and initiatives, including risks associated with the impact of a prolonged government shutdown or budgetary reductions or impasses, such as a reduction in rental revenues, non-renewal of leases, and/or a curtailment of demand for additional space by the Company's strategic customers;

*	the Company’s ability to borrow on favorable terms;

*
risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

*
risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

*
changes in the Company’s plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of significant impairment losses;

*	the Company’s ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

*	the Company's ability to achieve projected results;

*	the dilutive effects of issuing additional common shares; and

*	environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.